United States
                       Securities And Exchange Commission

                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d)of the
                        Securities Exchange Act of 1934

                                    12/19/02
                Date of Report (Date of earliest event reported)

                               Safeco Corporation
               (Exact name of registrant as specified in Charter)

              Washington             1-6563             91-0742146
             (State or other         (Commission        (IRS Employer
             jurisdiction of         File Number)       Identification No.)
             incorporation)

                    Safeco Plaza, Seattle, Washington     98185
              (Address of principal executive officers) (Zip Code)

                                 (206) 545-5000
              (Registrant's telephone number, including area code)

Item 5. Other Events


                   Washington Mutual Chairman Kerry Killinger
                      elected to SAFECO board of directors

     SEATTLE-- (Dec. 19, 2002)-- SAFECO's (NASDAQ:SAFC) board of directors elected Kerry Killinger as director, effective Jan. 1, 2003.

     Killinger is chairman, president and CEO of Seattle-based Washington Mutual, Inc., a national retailer of consumer financial services.

     "We're excited about Kerry joining our board, bringing his broad experience in the financial services arena," said Joshua Green III, who chairs the nominating/governance committee for SAFECO's board of directors. "Under his leadership, Washington Mutual has consistently outperformed the S&P 500 in generating returns for its shareholders."

     Killinger, 53, was named Washington Mutual's president in 1988 and chairman in 1991. He led the transformation of Washington Mutual from a regional thrift institution to a major national financial services company. During the past 10 years, Washington Mutual's assets have increased from $10 billion to more than $260 billion, and annual net income has grown from $10 million to $3.1 billion.

     "Kerry has a proven track record of successfully growing a company by focusing on core markets," said Mike McGavick, SAFECO president and CEO. "His expertise and guidance will be of tremendous assistance as we focus on profitably growing SAFECO's Personal Insurance, Business Insurance and Life & Investments lines of business." SAFECO, in business since 1923, is a Fortune 500 company based in Seattle that sells insurance and related financial products through more than 17,000 independent agents and financial advisors. More information about SAFECO is available online at WWW.SAFECO.COM.


                                     # # #
Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                Safeco Corporation
                                                Registrant

        Dated: December 19, 2002                /s/Richard M. Levy
                                                -------------------------------
                                                Richard M. Levy
                                                Vice President, Controller
                                                and Chief Accounting Officer